AGREEMENT made this 1st day of March, 2000, by and between Oak Associates Funds, a Massachusetts business trust (the "Trust"), and Oak Associates, ltd. (the "Adviser").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for each of the following funds:

Fund                                                  Total Operating Expenses
----                                                  ------------------------
Pin Oak Aggressive Stock Fund                                 1.00%
Red Oak Technology Select Fund                                1.00%
White Oak Growth Stock Fund                                   1.00%

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

OAK ASSOCIATES FUNDS                      OAK ASSOCIATES, ltd.

By: /s/ William E. White                  By: /s/ James D. Oelschlager
   -----------------------------------        -------------------------------
   Assistant Secretary